Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen Multi-Strategy Income and Growth Fund, formerly known as
Nuveen Preferred and Convertible Income Fund
333- 102903
811-21293


The Board of Trustees of the Fund (the Board ) has authorized the Fund to reposition its portfolio and adopt a single-strategy investment approach emphasizing preferred securities. The Adviser recommended and the Board has approved the following actions in connection with the repositioning: (1) changing the Funds investment policies to adopt a single-strategy investment approach emphasizing preferred securities, (2) subject to a transition period, terminating the existing sub-advisers of the Fund and appointing each of NAM and NWQ to assume management of a portion of the investment portfolio of the Fund, (3) changing the name of the Fund to Nuveen Preferred Income
Opportunities Fund, and (4) discontinuing the current quarterly managed distribution policy and commencing monthly income distributions.

A description of the policy changes can be found in the proxy statement. Proxy materials are herein incorporated by reference to the SEC filing on September 16, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-085056.